UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                            Commission File Number  000-50444


                             BARTRAM HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                              215 West Main Street
                         Maple Shade, New Jersey, 08052
                                 (856) 667-0600

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                     Common Stock, par value $.001 per share

            (Title of each class of securities covered by this Form)

                                      None

       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     |X|

      Rule 12g-4(a)(1)(ii)    |_|

      Rule 12g-4(a)(2)(i)     |_|

      Rule 12g-4(a)(2)(ii)    |_|

      Rule 12h-3(b)(1)(i)     |_|

      Rule 12h-3(b)(1)(ii)    |_|

      Rule 12h-3(b)(2)(i)     |_|

      Rule 12h-3(b)(2)(ii)    |_|

      Rule 15d-6              |_|

      Approximate number of holders of record as the certification or notice date: 1

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, Bartram Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 29, 2004                 By:    /S/ HARRY J. SANTORO
                                        ---------------------------------
                                        Name:  HARRY J. SANTORO
                                        ---------------------------------
                                        Title: PRESIDENT
                                        ---------------------------------